Exhibit 10.2

SEPARATION AGREEMENT

SEPARATION AGREEMENT (“Agreement”) made December 31, 2009 between Five Star Quality Care, Inc. (“Company”) and Francis R. Murphy III (“Murphy”).

RECITAL

Murphy was an employee of the Company and has been its Treasurer and Chief Financial Officer since May 1, 2008.  Murphy’s employment with the Company and its subsidiaries terminated on the date of this Agreement (the “Separation Date”) and Murphy has been replaced as the Company’s Treasurer and Chief Financial Officer as of January 1, 2010.  Murphy and the Company desire to set forth certain understandings in connection with his termination.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Payments; Insurance and Benefits; Restricted Share Agreements

(a)           On the Separation Date, the Company has paid Murphy his salary plus any days of accrued, but unused, vacation time through the Separation Date.

(b)           If this Agreement becomes effective pursuant to Section 14, the Company will pay Murphy aggregate severance of $200,000, which will be paid on the business day after this Agreement becomes effective pursuant to Section 14.

(c)           The Company has provided Murphy with separate written notification of his rights under COBRA to continue his participation in the Company’s group health plan(s) at Murphy’s own expense after the Separation Date.  Murphy’s eligibility to participate in all other Company benefit plans and arrangements ended on the Separation Date.

(d)           If, and on the business day following the date, this Agreement becomes effective pursuant to Section 14, the Company will enter into an Accelerated Vesting Agreement in the form of Exhibit A with respect to the Restricted Share Agreements listed on Exhibit B.  Murphy agrees that so long as he owns shares of the Company, at any meeting of the shareholders of the Company, he will vote all shares then owned by him in favor of all nominees for director and all proposals recommended by the Board of Directors in the proxy statement for such meeting.

(e)           All payments to Murphy under Section 1(b) shall be reduced by withholdings required by law, including withholdings required as a result of the Accelerated Vesting Agreement.  If withholding is required at a time when no payment under Section 1(b) is being made or such payment is insufficient to cover all withholding, Murphy agrees to pay to the Company by check or wire transfer of immediately available funds, an amount equal to the required withholding (as determined by the Company) or at the option of the Company, the Company may deduct such amount from any other cash payment then being made or otherwise owing to Murphy from the Company or any subsidiary.

Section 2.  Covenants.  Murphy acknowledges that (i) the Company and its subsidiaries are engaged in the business of operating rehabilitation hospitals and senior living communities, including independent living and congregate care communities, assisted living communities and nursing homes (the “Company’s Business”); (ii) Murphy’s work for the Company’s Business has given him, and will continue to give him, trade secrets of, and confidential and/or proprietary information concerning, the Company’s Business; (iii) the agreements and covenants contained in this Section 2 are essential to protect the Company’s Business and the goodwill associated with it.  Accordingly, Murphy covenants and agrees as follows:

(a)           Confidential Information.  From and after the date hereof, Murphy shall not (i) disclose to any person not employed by the Company or a subsidiary, or not engaged to render services to the Company or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company’s subsidiaries or of the Company’s Business obtained by him, including, without limitation, “know-how,” trade secrets, details of customers’ or suppliers’ contracts, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company’s subsidiaries or of the Company’s Business or the business of any of the Company’s subsidiaries; provided, however, that this provision shall not preclude Murphy from (a) making any disclosure required by law or court order provided Murphy has given the Company notice that he is required to make such disclosure sufficiently in advance of such disclosure to permit the Company to seek protection from such requirement or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 2(b) by Murphy), (ii) acquired by Murphy independently of his affiliation with the Company or any of the Company’s subsidiaries without breach of any confidentiality obligation on the part of the disclosing person, or (iii) of a general nature (that is, not related specifically to the Company, any of its subsidiaries or the Company’s Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same business as the Company or any of the Company’s subsidiaries.  Murphy agrees that all confidential information of the Company or any of the Company’s subsidiaries shall remain the Company’s or the Company’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof upon the termination of Murphy’s employment with the Company or at any other time on request.

(b)           No Solicitation.  For the period of three (3) years and six (6) months following the date hereof, Murphy shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or any of the Company’s subsidiaries or (b) hire any employee who has left the employ of the Company or any of the Company’s subsidiaries within six (6) months after termination of such employee’s employment with the Company or such subsidiary, as the case may be (unless such employee was discharged without cause), provided a general solicitation by Murphy’s then employer not directed to employees of the Company or any of the Company’s subsidiaries shall not be a breach of this provision so long as Murphy does not participate in any manner (including any vetting or interviewing of prospective employees).

(c)           Cooperation.  From and after the date hereof, Murphy shall reasonably cooperate with the Company and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  The Company will reimburse Murphy for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation in a manner determined by the Company.  From and after the date hereof through December 31, 2010, Murphy shall also reasonably cooperate with the Company and its subsidiaries with respect to transitioning his services to the successor Treasurer and Chief Financial Officer of the Company.

Section 3.  Rights and Remedies upon Breach of Covenants.

(a)           If Murphy breaches, or threatens to commit a breach of, any of the provisions of Section 2 (the “Restrictive Covenants”), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Company.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(b)           Murphy acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration, scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

(c)           If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

Section 4.  Representations.  With respect to the period during which he has been employed by the Company, Murphy represents, to the best of his knowledge and belief, that (i) neither the financial books and records of the Company and its subsidiaries nor any regulatory filings of the Company or any of its subsidiaries with the Securities and Exchange Commission present any accounting irregularities and that all financial information of the Company and its subsidiaries was prepared in compliance with all applicable accounting standards and all financial information in any regulatory filings of the Company with the Securities and Exchange Commission conformed to the regulations of the Securities Exchange Act of 1934, (ii) neither the Company nor any subsidiary is in violation of any law and (iii) neither the Company nor any subsidiary has failed to disclose any material information required by law to be disclosed in any regulatory filings of the Company or such subsidiary with the Securities and Exchange Commission.

Section 5.  General Release of Claims.  In exchange for the promises set forth herein, Murphy, on behalf of himself and his heirs, executors, administrators and assigns, hereby releases and forever discharges the Company and its affiliates and subsidiaries, and all of their respective directors, officers, employees, agents, successors, and assigns, in their official and individual capacities (the “Company Releasees”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which Murphy now has or ever have had against any of the Company Releasees, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Family and Medical Leave Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, all claims related to or arising out of Murphy’s employment by the Company or the termination of such employment and all rights and claims to recover any monetary benefits or damages in connection with any proceeding brought against any of the Company Releasees on Murphy’s behalf or on behalf of a class of which Murphy may be a member with respect to any of the foregoing.  This General Release of Claims shall not apply to (a) any vested interest Murphy may have in any 401(k), pension or employee welfare plan by virtue of Murphy’s employment by the Company; (b) any claim that may not be waived by law; and (c) any claim by Murphy to enforce this Agreement. The releases set forth in this Section 5 do not take effect unless this Agreement becomes effective pursuant to Section 14 below.

Section 6.  Non-disparagement.  Murphy shall not take any action or make any statement, written or oral, that disparages the Company, any of its subsidiaries or any of their respective officers, directors, employees or agents, or that has the intended or foreseeable effect of harming the Company’s or any subsidiary’s reputation or the personal or business reputation of any of their respective officers, directors, employees or agents.

Section 7.  Assignment.  In the event that the Company shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Murphy.

Section 8.  Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 9.  Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Massachusetts or in the United States District Court in Boston, Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 10.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 11.  Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.  Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Murphy:

Facsimile:

the Company:	Five Star Quality Care, Inc.
400 Centre Street
Newton, MA 02458
Attention: President

Facsimile: 617.796.8385

Section 13.  Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Murphy with respect to the subject matter and supersedes all prior written and oral agreements and understandings between the Company and Murphy with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 14.  Consultation with Counsel; Time to Sign; Revocation.  Murphy has the right to and should consult an attorney with respect to this Agreement.  Murphy will have twenty-one (21) days from receipt of this Agreement to decide whether to sign this Agreement.  If this Agreement has not been returned to the Company, c/o its President, signed by Murphy within twenty-one (21) days after receipt by Murphy, this Agreement shall not be valid.  Any changes made to this Agreement after Murphy receives it, whether material or immaterial, will not start the running of a new 21-day consideration period.  Murphy shall have seven (7) days after signing this Agreement to revoke his signature, which can be accomplished by delivering a written notice of revocation to the Company, c/o its President, before the expiration of the seven (7) day revocation period.  This Agreement shall not be effective (and neither the Company nor Murphy have any obligations hereunder) until the expiration of the seven (7) day revocation period.

Section 15.  Voluntary Execution; No representations.  By signing this Agreement Murphy acknowledges that he is doing so knowingly and voluntarily, and that he is receiving benefits hereunder to which he is not otherwise entitled.  Murphy also acknowledges that he is not relying on any representations or promises by the Company or by any representative of the Company concerning the meaning of any aspect of this Agreement except as stated herein.

EXECUTED under seal as of the date first above written.

Five Star Quality Care, Inc.

By:	/s/ Bruce J. Mackey, Jr.
Bruce J. Mackey, Jr., President

/s/ Francis R. Murphy III
Francis R. Murphy III

EXHIBIT A

ACCELERATED VESTING AGREEMENT

THIS ACCELERATED VESTING AGREEMENT (this “Agreement”), dated as of                       , 2010, is by and among Five Star Quality Care, Inc., a Maryland corporation (the “Company”) and Francis R. Murphy III (“Murphy”).

RECITAL

Pursuant to those certain Restricted Share Agreements, one dated as of November 17, 2007, and one dated November 24, 2008, by and between the Company and Murphy (the “Restricted Share Agreements”), the Company granted Murphy the Shares (as defined in each Restricted Share Agreement) subject to the vesting and repurchase provisions described therein.

In connection with the termination of Murphy’s employment with the Company pursuant to that certain Separation Agreement dated December 31, 2009 (the “Separation Agreement”), Murphy and the Company have agreed to have all of the Shares granted pursuant to the Restricted Share Agreements vest immediately, subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.             Accelerated Vesting; Related Agreements.

(a)           Provided that Murphy shall have satisfied his obligations under Section 1(b), the Company and Murphy hereby agree that, effective as of the Separation Date (as defined in the Separation Agreement), the Shares shall be fully vested and that the Company shall have no further right to repurchase the Shares pursuant to Section 2 of the Restricted Share Agreement.

(b)           Contemporaneously with the execution of this Agreement, Murphy shall deliver to the Company, by bank or certified check, an amount equal to the estimated withholding tax (as determined by the Company) that will be due and payable in connection with the consummation of the transactions contemplated by Section 1(a) unless the Company has otherwise deducted such amounts from payments otherwise due Murphy pursuant to the Separation Agreement.

(c)           Murphy acknowledges and agrees that (i) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, pledged, transferred or otherwise disposed of in the absence of an effective registration statement or an opinion of counsel acceptable to the Company that registration is not required, and (ii) any certificate or account statement representing the Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES OR AN

OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED.

(d)           Murphy acknowledges and agrees that he is responsible for all tax obligations and/or liability created under state and federal tax laws by virtue of the transactions contemplated hereby and agrees to indemnify the Company for any tax liability that may be imposed on it by virtue of such transactions.

2.             Miscellaneous Provisions.

(a)           Amendment, Modification and Severability.  This Agreement may not be amended or modified or waived except by a written agreement signed by the party against whom enforcement of such amendment, modification or waiver is sought.

(b)           Notices.  All notices, requests or other communications required or permitted hereunder shall be given in writing and delivered by hand, overnight delivery service or certified mail and shall be deemed to have been delivered on the date of receipt, to the addresses set forth below:

The Company:

Five Star Quality Care, Inc.

400 Centre Street

Newton, MA 02458

Attn:  President

Murphy:

Francis R. Murphy III

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written.

(d)           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, but this Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties and any assignment made absent such consent shall be void ab initio.  This Agreement and the legal relations between and among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

(e)           Further Assurances.  From time to time after the date hereof, Murphy agrees to execute and deliver such other instruments and take such other actions as the Company may reasonably request in connection with the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

Five Star Quality Care, Inc.

By:
Name:
Title:

Francis R. Murphy III

EXHIBIT B

Restricted Share Agreement between Francis R. Murphy III and Five Star Quality Care, Inc. dated November 19, 2007.

Restricted Share Agreement between Francis R. Murphy III and Five Star Quality Care, Inc. dated November 24, 2008.